UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 9, 2010
ReSearch Pharmaceutical Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-52981	20-4322769

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Virginia Drive, Fort Washington, PA	19034

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (215) 540-0700
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On August 9, 2010, our Board of Directors approved a series of amendments to our restated bylaws, effective as of August 9, 2010. The amendments to the bylaws change the name on our bylaws from Cross Shore Acquisition Corporation to ReSearch Pharmaceutical Services, Inc. to reflect the name change made to our certificate of incorporation in August 2007. In addition:
•	Article II, Section 3 and Article VIII of the bylaws were amended to clarify and conform the required vote under which stockholders can call a special meeting and by which stockholders can vote to amend the bylaws, respectively, to the General Corporation Law of the State of Delaware (the “DGCL”) and with other provisions of the bylaws;

•	Article II, Section 9 of the bylaws was amended to delete Section 9(b), which automatically terminated under its own terms in October 2009 when our warrants were delisted from the Alternative Investment Market of the London Stock Exchange (“AIM”) following stockholder approval of the delisting of our common stock from AIM in September 2009, and Section 9(a) was amended to delete references to Section 9(b);

•	Article III, Section 7 of the bylaws was amended to increase the notice period for meetings of our Board of Directors and to refer to more modern means of communication amongst our directors;

•	Article IV, Sections 4, 5, and 6 of the bylaws were amended to distinguish the different roles and duties of the Chairman of the Board of Directors, the Chief Executive Officer, and the Chief Operating Officer;

•	Article V, Sections 1, 4, and 6 were amended to permit shares of our stock to be represented by certificates or by uncertificated shares evidenced by a book-entry system maintained by our registrar, and to permit the transfer and regulation of such transfer of shares in a book-entry system; and

•	Article VI, Sections 1, 3, 4, and 5 were amended to conform to amendments to the DGCL with regards to the indemnification of directors and officers.
The foregoing description of the amendments to our restated bylaws is qualified in its entirety by reference to the full text of the Amended and Restated By-Laws of ReSearch Pharmaceutical Services, Inc., attached hereto as Exhibit 3.1.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On August 9, 2010, the Compensation Committee of our Board of Directors approved the grant of an option to purchase 100,000 shares of our common stock and the issuance of 40,000 shares of restricted common stock to Steven Bell, our Executive Vice President, Finance and Chief Financial Officer. Unless the vesting schedule of the stock option accelerates upon a Change of Control or Termination of Service (except a Termination of Service for Cause, as those terms are defined in our 2007 Equity Incentive Plan), one-third of the stock option vests and becomes exercisable on August 9, 2011, and 8.33% of the option vests and becomes exercisable every 90 days thereafter until the option becomes fully vested and exercisable. The exercise price per share of Mr. Bell’s stock options equals the fair market value of a share of common stock as of the grant date, which will be determined by an independent valuation to be completed following the grant date. Also subject to the same vesting acceleration conditions as the stock option grant, one-third of the restricted stock vests on each anniversary of the grant date. During the period the shares of restricted stock have not vested, Mr. Bell is entitled to vote the shares and to receive an amount equal to the dividends, if any, that would have been paid on the shares if they had vested at the grant date. Assuming vesting of all shares of restricted stock, based on the book value of our common stock as of June 30, 2010, the most recent practicable date for which such information is available, the grants of restricted stock made to Mr. Bell would have an aggregate gross value of approximately $47,132. Assuming the vesting and exercise of all stock options, and assuming the exercise price of the stock options is equal to the fair market value of the shares, the stock options would have no value. We will “gross-up” the effective value of the shares of restricted stock to include the payroll taxes related to the grant and pay such payroll taxes on behalf of Mr. Bell, provided Mr. Bell makes an election under section 83(b) of the Internal Revenue Code by filing such election with the IRS. The grants of stock options and restricted stock to Mr. Bell were made pursuant to our 2007 Equity Incentive Plan.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits
3.1	Amended and Restated By-Laws of ReSearch Pharmaceutical Services, Inc.
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 13, 2010	ReSearch Pharmaceutical Services, Inc.
	By:	/s/ Steven Bell
Steven Bell
Executive Vice President, Finance Chief Financial Officer, Secretary, and Treasurer